EXHIBIT 10.33

LEASE

THIS AGREEMENT is made as of the 4th day of September, 2006, between THE GRAHAM COMPANIES, a Florida corporation, hereinafter called “Lessor”, and BANKUNITED, FSB, hereinafter called “Lessee”.

ARTICLE I

DEMISE, TERM

Section 1.0 - Demise: Term:

Lessor, in consideration of the agreement of Lessee herein contained, hereby leases and demises to Lessee an agreed 53,300 square feet of office/flex space along with 213 parking spaces located at 14801 Oak Lane, Miami Lakes, Miami-Dade County, Florida, 33016, and designated as Building No. 56A (hereafter, the “Premises”), in the Miami Lakes Business Park West, for a term beginning on September 1, 2006, continuing for seven (7) years and four (4) months ending December 31, 2013 (hereafter, the “Term”), reserving to Lessor the rental hereinafter set forth in this Lease, (the “Lease”), to be upon all of the terms and conditions herein contained.

ARTICLE II

LESSEE’S COVENANTS

Lessee hereby covenants with Lessor as follows:

Section 2.0 - Rental:

(a) Rental shall be paid in advance on or before the first day of each month, together with applicable tax thereon as follows:

PERIOD	MONTHLY RENT	TAX*	TOTAL
September 1, 2006 through December 31, 2006	$43,750.42	$3,062.53	$46,812.95
January 1, 2007 through April 30, 2007	$0.00	$0.00	$0.00
May 1, 2007 through December 31, 2007	$43,750.42	$3,062.53	$46,812.95
January 1, 2008 through December 31, 2008	$45,719.19	$3,200.34	$48,919.53
January 1, 2009 through December 31, 2009	$47,776.55	$3,344.36	$51,120.91
January 1, 2010 through December 31, 2010	$49,926.50	$3,494.85	$53,421.35
January 1, 2011 through December 31, 2011	$52,173.19	$3,652.12	$55,825.31
January 1, 2012 through December 31, 2012	$54,520.98	$3,816.47	$58,337.45
January 1, 2013 through December 31, 2013	$56,974.43	$3,988.21	$60,962.64

*	All sales, use, or similar taxes now or hereinafter imposed on the payment of rent by Lessee, whether federal, state, or local, which is currently 7.0%.

(b) Lessee acknowledges that late payments or returned checks by Lessee to Lessor of rent will cause Lessor to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to fix. Such costs include, without limitation, processing and accounting charges and late charges or handling charges that may be imposed on Lessor for late payment of obligations paid out of the cash flow from Lessee. Therefore, if any installment of rent or other required payment due from Lessee is not received by Lessor when due or is paid by a check which is returned, Lessee shall pay to Lessor an additional sum of five percent (5%) of the then current minimum monthly rent as a late or returned check charge. In the case of a late payment and a returned check, the amount charged will be for both the late payment and the returned check (i.e., a double charge equaling a total of 10%). The parties agree that this late payment and returned check charge represents a fair and reasonable estimate of the costs that Lessor will incur. Acceptance of a late charge or returned check charge shall not constitute a waiver of Lessee’s default with respect to the overdue amount or prevent Lessor from exercising any of the other rights and remedies available to Lessor. All amounts owing by Lessee under this Lease shall be deemed to be rent or additional rent, and if payment of the same are past due, interest on the amounts owing shall be due at the rate of eighteen percent (18%) per annum. Lessee shall pay all sales, use or similar taxes now or hereinafter imposed on the payment of rent by Lessee, whether federal, state or local, which is currently 7.0%.

Section 2.1 - Security Deposit: This Section is intentionally left blank.

Section 2.2 - Rent Payment:

Lessee shall pay the rent herein reserved, in advance and without demand, promptly upon the days the same becomes due and payable to Lessor at 6843 Main Street, Miami Lakes, Florida, 33014, or at such address as may from time to time be designated by Lessor.

Section 2.3 - Use:

Lessee, its successors and assigns, shall use the Premises exclusively for the purpose of operating a general and administrative office, and the parking lot for employees and visitors only, and for no other use without the prior written consent of Lessor. Outside storage, including without limitation, storage of trucks and other vehicles, is prohibited without Lessor’s prior written consent.

Section 2.4 - Assignment, Subletting:

(a) Lessee shall not sublet the Premises or any part thereof or assign any interest in this Lease (whether by sale of assets, merger, consolidation or otherwise, or by sale or disposition of control or ownership) without first having obtained the written consent of Lessor. Lessor hereby consents to the assignment of this Lease to a wholly owned subsidiary, wholly owned affiliate, the parent or holding company of the original Lessee, or any entity that has acquired all or substantially all of the assets of the original Lessee whether by merger or purchase with the exception that Lessee shall not have the right to sublease or assign all or any part of the Premises to organizations conducting their primary business in retail sales, food services, or health care, but no such assignment shall relieve the Assignor of any liability hereunder. Notwithstanding the foregoing, Lessee may sublease a portion of the Premises to intercompany or related parties.

(b) Lessor shall have the right of first refusal to repossess the space to be subleased or assigned. In the case of such repossession by Lessor, this Lease shall terminate on that date of repossession and shall then be null and void and of no further force or effect, and neither Lessor nor Lessee shall have any further obligation or liability hereunder except as provided in Sections 4.16 and 4.22 of this Lease as the Lease applies to space vacated. This Lease shall remain in effect on any space not repossessed by Lessor.

(c) Should Lessor not exercise its right of first refusal to repossess the Premises, Lessee shall be free to sublet such space to any third party with the exception of the aforementioned, subject to the following conditions:

(1) In no event shall more than two tenants be allowed to occupy said Premises (Tenant and one subtenant or two subtenants).

(2) Any subtenancy shall be for not more than one day less than the remaining term of the original Lease as may be extended.

(3) No sublease shall be valid and no sublessee shall take possession of the Premises subleased until an executed counterpart of such sublease has been delivered to Lessor.

(4) No sublessee shall have a right further to sublet; and

(5) Any sums or other economic consideration received directly or indirectly by Lessee or any other entity related to or affiliated with Lessee, as a result of such subletting (except rental or other payments received which are attributable to the amortization of the cost of leasehold improvements, other than building standard tenant improvements made to the sublet portion of the Premises by Lessor), whether denominated rentals under the sublease or otherwise, which exceed, in the aggregate, the total sums which Lessee is obligated (allocable to that portion of the Premises subject to such sublease) shall be payable to Lessor as additional rental under this Lease without effecting or reducing any other obligation of Lessee hereunder. In no event shall Lessee sublease the Premises and charge less rent per month than stipulated in this Lease.

(6) Notwithstanding anything contained in this Lease or any Addendum attached hereto, or otherwise, no sublessee shall have any rights as to building identification without the prior written consent of Lessor. No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by any sublessee on any part of the outside or inside of the Premises or building without the prior written consent of Lessor. In the event of the violation of the foregoing, Lessor may, at its sole option, treat such violation as an event of default hereunder. In addition, Lessor may remove such lettering without any liability and may charge the expense incurred by such removal to the Lessee and/or sublessee. The prior approval of all lettering must be obtained by sublessee from Lessor.

(7) Regardless of Lessor’s consent, no subletting or assignment shall release Lessee from Lessee’s obligations hereunder; nor shall it alter the primary liability of Lessee to pay the rental and to perform all other obligations to be performed by Lessee hereunder. The acceptance of rental by Lessor from any other person shall not be deemed to be a waiver by Lessor of any provision hereof. In the event of default by any assignee of Lessee or any successor of Lessee in the performance of any of the terms hereof, Lessor may proceed directly against Lessee without the necessity of exhausting remedies against such assignee or successor.

(8) Lessee shall be expressly prohibited from subleasing to any sublessee or from assigning to any party whose intended business use is other than that described in Section 2.3 herein unless otherwise approved by Lessor in writing.

(9) In no event shall any amendment to the sublease, whether or not Lessor shall approve same, affect or modify or be deemed to affect or modify the Lease in any respect.

(10) In no event shall Lessor be deemed to be in privity of contract with sublessee or owe any obligation or duty to sublessee under the Lease or otherwise. Any duties of Lessor under the Lease or required by law being in favor of or for the benefit of Lessee are enforceable solely by Lessee.

Section 2.5 - Surrender/Hold Over:

(a) Upon the expiration of the Term of this Lease, Lessee will, without demand, quietly and peacefully deliver possession of the Premises (including any improvements that may be made by Lessee except as provided for in Section 4.34) to Lessor in as good condition as when received, ordinary wear and tear only excepted. Lessee agrees that, if Lessee does not surrender to Lessor said Premises at the end of the term of this Lease, or upon any cancellation of the Term of this Lease, then Lessee will pay to Lessor all damages Lessor may suffer on account of Lessee’s failure to so surrender to Lessor possession of said Premises, and will indemnify Lessor on account of delay caused Lessor in delivering possession of said Premises to any succeeding tenant so far as such delay is occasioned by failure of Lessee to so surrender said Premises. Lessee will pay to Lessor all damages including, but not limited to, loss of profits.

(b) Any holding over after the expiration of the Term hereof, with the consent of Lessor, shall be construed to be a tenancy from month to month at a rental rate to be determined and provided for in the written consent document and shall otherwise be on the terms and conditions herein specified, so far as is applicable. This consent must be in writing. In the absence of any written agreement to the contrary, if Lessee, or any assignee or sublessee shall remain in occupancy after the expiration of the Lease Term, it shall so remain as a Tenant at Sufferance from month-to-month and all provisions of this Lease applicable to such tenancy shall remain in full force and effect, except that Lessee shall pay rent at the maximum allowable by Florida Statutes. Acceptance by the Lessor of any Rent after termination shall not constitute a renewal of this Lease or a consent to such hold over occupancy nor shall it waive the Lessor’s right of re-entry or any other right contained in this Lease or provided by law. Holding over for any partial month will require Lessee to pay the full monthly rental payment.

Section 2.6 - Floor Loads:

All heavy business machines or heavy equipment to be moved into the Premises (excluding that equipment or replacement of same currently in the Premises) will be done only with the prior written approval of Lessor, which consent will not be unreasonably withheld, but which may be conditioned upon moving by skilled licensed handlers and installation and maintenance at Lessee’s expense of special reinforcing and settings adequate to absorb and prevent noise and vibration.

Section 2.7 - Alterations, Additions, Improvements:

(a) Lessee shall commit or permit no waste or injury to the Premises, and Lessee shall not make any alterations, additions, or improvements, inside or outside, including, without limitation, any holes in or penetrations of the roof, without the prior written consent of Lessor. At least fifteen (15) days’ notice in writing must be given Lessor before Lessee desires to make any such alterations, additions or improvements.

(b) All additions or improvements, except only office furniture and fixtures which shall be readily removable without injury to the Premises, shall be and remain a part of the Premises at the expiration of this lease, except as provided for in Section 4.34.

(c) Lessee shall not be permitted to install any type of wallcovering on an exterior building wall.

Section 2.8 - Lessee’s Compliance:

Lessee will not use or permit the Premises to be used for any illegal, immoral or improper purposes, and Lessee will execute and comply with, at Lessee’s own cost and expense, all laws, rules, orders, ordinances and regulations now in force or at any time issued, applicable to the Premises or to Lessee’s occupancy thereof, by the Local, State and Federal governments and of each and every department, bureau and official thereof, and with any fire underwriting requirements of any insurance company. Lessee shall not advertise or permit any advertising which, in Lessor’s opinion, tends to injure the reputation of the building or impair its desirability; and upon written notice from Lessor, Lessee shall refrain from or discontinue any such advertising. Lessee’s use and occupancy of the Premises must be carried out so as not to cause or permit any loud or unreasonable noises or unreasonable disturbances to emanate therefrom, and so as not to disturb, annoy or otherwise interfere with the use and enjoyment of other spaces and public spaces by tenants and visitors. Lessee shall not permit any refuse, debris or rubbish to be placed in public spaces at the building and shall not allow the same to collect or accumulate in the Premises.

Section 2.9 - Liability:

Lessee agrees to indemnify and save Lessor harmless from any and all liability for any damage to any person or property throughout the Term of this Lease and any extension or renewal thereof, occasioned by or resulting from the breakage, leakage or obstruction of the water, gas or sewer pipes or of the roof or rain ducts, or any fire sprinkler or other quenching system, or other leakage or overflow or otherwise, in or about the Premises, or from any carelessness, negligence or improper conduct on the part of Lessee or Lessee’s employees, subtenants (if any), or agents, on, in, or about the Premises, or the hallways and public areas (if any) adjoining the same. Lessor shall not be liable for any damage, loss or injury to the person, property or effects of Lessee or any other person, suffered on, in or about the Premises by reason of any present, future, latent or other defects to the form, character or condition of Premises or any part or portion thereof, or by reason of water, rain, fire, storms or accidents, and the rent shall not be diminished or withheld by reason of or on account of any such loss or damage.

Section 2.10 - Right to Entry:

Lessee shall permit Lessor and Lessor’s representative and independent contractors at any time, by providing 24 hours prior notice, during usual business hours and without interfering with Lessee’s business operations (unless an emergency exists, Lessee is in default or Lessor reasonably anticipates that a default is imminent, in which case time of entry is unrestricted), to enter the Premises for the purpose of inspections necessary for the safety, comfort or preservation of the Building of which the Premises are a part or for the removal of alterations or additions not in conformity with the Lease. Such entry, except in the case of an emergency, shall only be permitted if an appropriate officer of Lessee is present. Lessor shall have the right to exhibit the property for sale, lease, appraisal or mortgage and to post and keep upon the Premises a “For Rent” sign at any time within ninety (90) days before the expiration of the Lease. Lessee has the right to install a sign identifying its relocation during the ninety (90) day period.

Section 2.11 - Attorneys’ Fees:

The non-prevailing party shall pay all and singular costs, charges and expenses, including reasonable attorney’s and legal assistant’s fees (including those in connection with any appeal) reasonably incurred or paid at any time by the prevailing party, because of the failure on the part of the non-prevailing party to comply with and abide by each and every of the stipulations, agreements, covenants and conditions of this Lease.

Section 2.12 - Waiver:

The failure of Lessor to insist in any one or more instances upon the strict performance of any one or more of the covenants, terms and agreements of this Lease, shall not be construed as a waiver of such covenants, terms or agreements, but the same shall continue in full force and effect, and no waiver by Lessor of any of the provisions hereof shall in any event be deemed to have been made (by acceptance of rent or otherwise) unless the same be expressed in writing, signed by Lessor, and all remedies provided for by the terms of this Lease shall be cumulative.

Section 2.13 - Condition of Premises:

Lessee shall at all times keep the interior of the Premises in a clean, orderly and tenantable condition befitting a first class operations center building. Lessee shall not knowingly bring any furniture or fixtures into the Premises that contain termites and other wood destroying insects.

Section 2.14 - Liability Insurance:

Lessee shall maintain at its own expense throughout the Term of this Lease Commercial General Liability Insurance for personal injury and property damage to protect both Lessor and Lessee against damage, costs and standard defense attorneys’ fees arising out of accidents of any kind occurring on or about the Premises. Said liability insurance shall be written by a company or companies reasonably acceptable to Lessor naming Lessor an additional insured and will have liability limits of not less than $3,000,000.00 combined single limit for bodily injury and property damage. A certificate showing such insurance in force shall be delivered to Lessor prior to commencement of the Lease Term, and such certificate shall be maintained with Lessor throughout the Term of this Lease. The certificate shall require thirty (30) days written notice from the insurer to Lessor of any cancellation or reduction in coverage.

Section 2.15 - Statement by Lessee:

Upon demand of Lessor, or any prospective purchaser, or mortgagee, Lessee agrees to execute a statement of the condition of this Lease, including the amount of monthly rental and the date to which the same has been paid, the amount of security held by Lessor, the expiration date of this Lease, and whether any breach hereof exists.

Section 2.16 - Security Interest: This Section is intentionally left blank.

Section 2.17 - Damage to Premises:

Lessee shall make good to Lessor immediately upon demand any damage to the plumbing, electrical wiring, lights, glass, doors, floors, or appurtenances of the Premises, or of the building, caused by any act or neglect of Lessee, or of any person or persons in the employ or under the control of Lessee.

Section 2.18 - Waiver of Right of Redemption: This Section is intentionally left blank.

Section 2.19 - Waste Disposal System:

At all times during the Term of this Lease and any renewals thereof, Lessee at its own cost and expense, shall comply with all requirements of the Miami Dade Water and Sewer Authority, or its successor, regulating the type and quality of waste that may be discharged into the sanitary sewers serving the Premises, including, without limitation, the installation of any alternative waste disposal or pretreatment system that may from time to time be designated by said authority. Lessee hereby agrees to indemnify and hold Lessor harmless from and against any and all claims, costs, liabilities, damages, fines, fees or other expenses whatsoever, (including reasonable attorneys’ fees and appellate attorneys’ fees and legal assistants’ fees and court costs) arising from or growing out of Lessee’s failure to comply with any such requirements. Any alternative waste disposal or pretreatment system shall immediately become and remain part of the real estate and property of Lessor. Lessor, at its sole cost, shall have the right from time to time to order such tests as it may determine to be necessary to detect and analyze the waste and effluent being discharged into the waste collection and pretreatment system for the Premises.

Section 2.20 - Utility Bills/Utilities:

(a) Lessee shall pay all charges for gas, electricity, water and sewer, telephone and other utilities applicable to the Building during the term of this Lease and during any time that Lessee occupies the Premises, before any of said charges become delinquent.

(b) Failure to any extent to furnish or any stoppage of these services resulting from any cause whatsoever shall not render Lessor liable in any respect to any person, property or business, nor be construed as an eviction of Lessee or work an abatement of rent, nor relieve Lessee from fulfillment of any covenant or agreement hereof. Lessee shall have no claim for rebate of abatement of rental or damages on account of any interruptions in service occasioned thereby or resulting therefrom.

Section 2.21 - Building Maintenance and Repairs by Lessee:

(a) Throughout the term of the Lease, Lessee shall maintain in good repair all portions of the Premises not required to be maintained in good repair by Lessor, including, without limitation, the air conditioning (if any), glass, pumps, plumbing, fire sprinkler system, doors, windows and interior walls. In the event that the cost of any such repairs required to be made by Lessee is paid by proceeds of Lessor’s insurance, then Lessor shall make such proceeds available to Lessee to the extent required for such repairs.

(b) Except as otherwise permitted herein, Lessee shall at all times keep in effect a contract with a qualified air-conditioning maintenance firm for a regular program of preventive maintenance including but not limited to routine filter replacement, leak repairs, freon replacement, annual coil cleaning and general monthly service, and at least equivalent to what would be provided by the contractor installing same under the contractor’s certified maintenance plan. On an annual basis upon Lessor’s request, Lessee shall furnish Lessor with a copy of every such maintenance contract and every renewal, amendment or replacement of such contract promptly when the same is entered into. In the event Lessee chooses to maintain its air conditioning utilizing its employees, Lessee shall notify Lessor in writing of its intent to do so and said maintenance program shall be consistent to that which would be provided by an outside contractor. Lessee, at its sole expense, shall be responsible to keep the air conditioning system in good repair, including replacement if necessary. Lessee shall be entitled to the benefit of any warranty by the installer in favor of Lessor. Lessee will notify Lessor, in writing, of any and all major repairs and replacements made to the air-conditioning units and systems during the term of the Lease.

(c) Lessee shall provide Lessor with at least fifteen (15) days written notice (except in the case of an emergency in which case notice must be reasonable under the circumstances) of needed repairs which are the responsibility of Lessor and Lessor shall have a reasonable time thereafter to cause work on said repairs to be commenced, and once commenced, said work shall be continued and completed with reasonable dispatch provided that Lessor shall not be liable for failure to complete such repairs by reason of Force Majeure.

Section 2.22 - Services:

Lessee shall be responsible for all services applicable to the Building, including janitorial service, waste collection, insect and pest control service, HVAC maintenance, and all other services necessary to maintain the Building.

Section 2.23 - Landscape Maintenance/Parking Lot Maintenance/Waste Collection:

(a) Lessee, at its sole cost, shall provide lawn and landscape maintenance of the Premises. Responsibility shall include, but not be limited to, the following: mowing, edging, weeding, blowing of parking lot; rust prevention; tree trimming to be done in accordance with acceptable practices (all trees will be trimmed away from parking lot lights); root pruning and removal of any roots from asphalt areas; mulching of beds and replacement of dead plant material; fertilizer and pest control (chinch bugs); sod replacement; pressure cleaning sidewalks; bumper block and curb repair and replacement; replacement of broken sprinkler heads and sprinkler lines; repair of sprinkler pump and well, including replacement if necessary; and asphalt repair. Lessee shall police all areas contiguous to the Premises to prevent the accumulation of trash and debris. Should the Lessee fail to police its area, then Lessor may clean up the area and charge the Lessee for the cost of the clean up plus 15%, including, but not limited to the cost of labor. Said charges shall be considered additional rent and be promptly paid upon submission of a bill for same by the Lessor.

(b) Lessee shall provide sealcoating and striping of the parking lot at least once every five (5) years, or as reasonably requested by Lessor.

(c) Lessee, at its sole cost, shall provide for trash pickup a minimum of once per week during the summer and every ten days during the winter.

ARTICLE III

LESSOR’S COVENANTS

Lessor hereby covenants with Lessee as follows:

Section 3.0 - Quiet Enjoyment:

Subject to the terms and conditions of this Lease, Lessee may quietly hold and occupy the Premises without any interruption by Lessor or persons claiming through or under Lessor, so long as the Lessee is not in default under this Lease.

Section 3.1 - Maintenance and Repairs by Lessor:

(a) Except for repairs required to be made by Lessee, throughout the term of the Lease, Lessor shall maintain in a good state of repair the roof and structural portions of the Premises, provided, however, that if Lessee makes any penetration of or hole in the roof, then Lessee shall reimburse Lessor upon demand for the cost differential that Lessor encounters in repairing or replacing the roof compared with what the costs would have been without any such penetration or hole. Notwithstanding the foregoing, Lessor’s responsibility for repairing and/or maintaining the roof shall commence when Lessee has replaced the roof in accordance with 4.34(n)(7).

(b) Lessor’s liability with respect to any defects, repairs or maintenance for which Lessor is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance or the curing of such defect. In the event of an emergency repair which is Lessor’s responsibility to repair, if Lessor fails to promptly, under the circumstances, make said repair after notice from Lessee, then Lessee shall have the right to take any action necessary to make said emergency repair. The cost of said emergency repair, to include a copy of the invoice and proof of payment of said invoice, will be submitted by Lessee to Lessor for reimbursement.

ARTICLE IV

MUTUAL COVENANTS

It is mutually covenanted and agreed as follows:

Section 4.0 - Waiver of Subrogation:

Lessor and Lessee each waive any claim against the other for property damage to the extent that such claim is covered and payable by valid and collectible fire and extended coverage insurance carried for the benefit of the party entitled to make such claim; on condition, further, that this waiver shall not apply if the policy of such insurance would be invalidated by the operation of said waiver.

Section 4.1 - Mechanics’ Liens:

Lessee shall not permit or perform any act, nor is Lessee authorized to make any contract which may create or be the foundation for any lien or other encumbrance upon any interest of Lessor or any ground Lessor or underlying Lessor in any portion of the Building. If, because of any act or omission (or alleged act or omission) of Lessee, any mechanic’s or other lien, charge or order for the payment of money or other encumbrance shall be filed against Lessor and/or any ground Lessor or underlying Lessor and/or any mortgagee and/or any portion of the Building (whether or not such lien, charge, order or encumbrance is valid or enforceable as such), Lessee shall, at its own cost and expense, cause the same to be discharged of record, bonded or transferred to other security as provided by Florida Statutes so as to free title to the Premises of any alleged claim of lien within ten (10) days after notice to Lessee of the filing thereof. Lessee shall indemnify and save harmless Lessor, all ground Lessor(s) and underlying Lessor(s) and all mortgagees against and from all costs, liabilities, suits, penalties, claims and demands, including reasonable counsel fees and appellate counsel and legal assistant fees resulting therefrom. In the event Lessee fails to comply with the foregoing provisions of this section, Lessor shall have the option of discharging or bonding any such lien, charge, order or encumbrance, by payment or otherwise, and Lessee agrees to reimburse Lessor for all costs, expenses and other sums of money in connection therewith (as Additional Rent) with interest at the rate of eighteen percent (18%) per annum promptly upon demand. All laborers, mechanics, and materialmen may be put on notice of the provisions of this Section by the recordation, at Lessor’s option, of a memorandum of this Lease in Miami-Dade County public records, and Lessee shall execute and acknowledge such a memorandum if requested.

Section 4.2 - Notices:

Any notice required or permitted under this Lease shall be in writing and shall be deemed given if delivered by overnight commercial courier, such as Federal Express, when received by facsimile, provided the original is delivered the next day by overnight courier or by the United States Postal Service, postage prepaid, Certified Mail, Return Receipt Requested to Lessor at the place designated for the payment of rent, if such notice is to Lessor, and if delivered to Lessee, such notice shall be to:

BankUnited, FSB

Corporate Real Estate

Attention: Robert A. Marsden, Executive V.P.

14840 Palmetto Frontage Road

Miami Lakes, FL 33016

And

Camner Lipsitz & Poller

Neale Poller, Attorney

550 Biltmore Way, Suite 700

Coral Gables, FL 33134

Section 4.3 - Removal of Fixtures:

Lessee shall have the right to install office furniture, fixtures and equipment necessary or convenient to the use permitted under this Lease, all of which shall remain the property of Lessee and which may be removed by Lessee at the end of the Lease Term provided that Lessee is not then in default. However, if any damage results to the Leased Premises by reason of installation or removal of such office furniture, office fixtures and equipment, Lessee shall repair the same at its own expense prior to the expiration of the Lease term and immediately upon quitting the Premises. In the event that Lessor consents as required under Section 2.7 to any alterations, additions and improvements to the Premises, then all such alterations, additions and improvements shall immediately become and remain part of the real estate and the property of Lessor, or else shall be removed by Lessee and the Premises restored, as Lessor may elect.

Section 4.4 - Force Majeure:

The term “Force Majeure” as used in this Lease shall include acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, terrorism or bioterrorism, blockades, riots, acts of armed forces, epidemics, delays by carriers, inability to obtain materials, acts of public authorities and any other causes, whether or not enumerated in this Section, which causes are beyond the control of the party required to perform.

Section 4.5 - Hazard Insurance:

Lessor shall carry fire and extended coverage insurance on the Premises and the Building. Such insurance may be effected by a blanket policy or policies of insurance. Should Lessee engage in any activity which causes an increase in the fire and extended coverage cost to Lessor, Lessee will pay the cost of said increase to Lessor within thirty (30) days after demand. Lessor reserves the right at any time and from time to time to change the insurance company, and such change will not relieve Lessee of any obligation under this Section. Lessee shall provide its own insurance against any damage to Lessee’s fixtures, equipment or other personal property of Lessee or any other party, and against water damage, vandalism, malicious mischief, or any other cause. Lessor shall have no responsibility for such insurance. Notwithstanding anything herein to the contrary, Lessor shall have no liability of any nature for property damage to Lessee’s or any other parties’ personal property or fixtures arising from any cause whatsoever including, but not limited to, theft, vandalism, or casualty.

Section 4.6 - Charges for Service:

Any charges against Lessee by Lessor for services or for work done on the Premises by order of Lessee or otherwise accruing under this Lease shall be considered as rent due and shall be included in any lien for rent due and unpaid.

Section 4.7 - Delay of Possession:

(a) If Lessor is unable to give possession of the Premises on the date of the commencement of the aforesaid term because Lessor is performing or is delayed in performing work to ready the Premises for Lessee’s occupancy or for any other reason or combination of reasons which are not caused by Lessee, an abatement of the rent to be paid hereunder shall be allowed Lessee under such circumstances, and the Term of the Lease shall be extended by the amount of the delay. Said abatement in the rent shall be the full extent of Lessor’s liability to Lessee for any loss or damage to Lessee on account of said delay in obtaining possession of the Premises. Lessor shall not be liable for any damages related to Loss of Profits.

(b) If the delay of possession is caused by acts of Lessee, then there shall be no delay of the commencement of the term or abatement of rent for the period which can reasonably be determined to be caused by Lessee’s acts or failure to act.

(c) If Lessor is unable to give possession of the Premises to Lessee within one hundred twenty (120) days after the commencement of the term of this Lease, then Lessee shall have the right to cancel this Lease upon written notice thereof delivered to Lessor within ten (10) days after the lapse of said one hundred twenty (120) day period, and upon such cancellation, Lessor and Lessee shall each be released and discharged from all liability under this Lease. Failure by Lessee to take possession of the Premises on the date of commencement of the aforesaid term, or as soon thereafter as possession is offered by Lessor, shall constitute a default by Lessee entitling Lessor to all of the remedies provided in case of default.

Section 4.8 - Casualty Loss:

If the Premises (or a portion thereof) are rendered untenantable by reason of fire, bad weather, an act of war, terrorism, or bioterrorism, or other casualty loss, the rent or a just proportion thereof shall abate while untenantable. Lessor, in such case, shall have the option either to continue this Lease in effect, in which event Lessor shall cause the Premises to be repaired (except as to any improvements made by Lessee) within six (6) months after the date of the loss (subject to the delay caused by any Force Majeure affecting the work), or to cancel this Lease as of the date of the loss. Lessor shall notify Lessee within sixty (60) days after a loss as to which option Lessor elects. Should Lessor elect to repair the Premises, Lessee shall repair and/or restore any damaged improvements made by Lessee to the Premises.

Section 4.9 - Condemnation:

In the event that the Premises or any part thereof are taken for any public or quasi-public use by condemnation or by right of eminent domain, or purchase in avoidance or settlement of a condemnation or eminent domain proceeding, Lessor and Lessee agree as follows:

(a) If all of the Premises or such a part of the Premises are taken so as to render the Premises unsuitable for the business of Lessee, then this Lease shall be cancelled, and rent shall abate as of the date of taking.

(b) In the event of a partial taking which does not render the Premises unsuitable for the business of Lessee, a fair and just proportion of the rent shall abate as of the date of taking, and Lessor shall have the option either to continue this Lease (in which event Lessor shall proceed to repair the damage to the Premises caused by such partial taking), or to cancel this Lease as of the date of taking, with rent abating as of that date. Lessor shall notify Lessee after a taking as to which option Lessor elects. Lessor shall not be liable to Lessee in the event any Force Majeure delays completion of repairs.

(c) Lessor and Lessee shall each be entitled to receive such sums as may be awarded by the court, or if the award is not apportioned by the court, each shall be entitled to receive such sum as negotiated by it with the condemner.

Section 4.10 - Default:

If any one or more of the following events (herein sometimes called “events of default”) shall happen:

(a) if default shall occur in the payment of any rents herein reserved upon the date the same become due and payable and such default continues for a period of three (3) days after written notice thereof from Lessor to Lessee; or

(b) if default shall be made by Lessee in the performance of or compliance with any of the covenants, agreements, terms or conditions contained in this Lease other than those referred to in the foregoing subsection (a) and such default shall continue for a period of seven (7) business days after written notice thereof from Lessor to Lessee; provided, however, that if seven (7) business days is not reasonable time to cure and if Lessee notifies Lessor in writing within the seven (7) business day default period that it has begun to cure, Lessor shall allow Lessee reasonable time to cure so long as Lessee diligently pursues same to completion;

(c) If Lessee shall: (i) generally not pay its debts as they come due, (ii) admit in writing its inability to pay its debts, (iii) make a general assignment for the benefit of creditors, (iv) commence any case, proceeding or other action, seeking any reorganization, arrangement, composition, adjustment, liquidation, wage earner’s plan, dissolution or similar relief under the present or any future law relating to bankruptcy, insolvency, reorganization, or relief of debtors, (v) seek or consent to or acquiesce in the appointment of any trustee, receiver, custodian, or other similar official for Lessee or for all or any substantial part of Lessee’s assets or of the demised property, or (vi) take any corporate action to authorize any of the actions set for the clauses (i) through (v); or

(d) if any case, proceeding or other action against Lessee shall be commenced seeking to have an order for relief entered against it as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry of an order for relief against it which is not fully stayed within thirty (30) days after the entry thereof or (ii) remains undismissed for a period of ninety (90) days; or

(e) if Lessee’s interest in the Premises shall be seized under any levy, execution, attachment or other process of court and the same shall not be promptly vacated or stayed on appeal or otherwise, or if Lessee’s interest in the Premises is sold by judicial sale and the sale is not promptly vacated or stayed on appeal or otherwise;

then in any such event, Lessor may at any time thereafter terminate this Lease and pursuant to judicial process retake possession, or pursue any other remedy afforded by law or in equity, provided that such default and all other defaults at the time existing have not been fully cured, and all reasonable expenses and costs actually incurred by Lessor, including reasonable attorneys’ fees, in connection with enforcing this Lease, shall not have been fully paid. Any such termination shall apply to any extension or renewal of the Term herein demised, and to any right or option on the part of Lessee that may be contained in this Lease or any agreement. In the event of a default hereunder, in addition to all other remedies, Lessor shall have the option to declare immediately due and payable the entire Base Rent and Additional Rent hereunder to be paid during the term of this Lease and such shall then become immediately due and payable, including all applicable sales tax. Nothing herein contained shall be construed as precluding Lessor from performing such obligations of Lessee as may be and become necessary in order to preserve Lessor’s right or the interest of Lessor, in the Premises and in this Lease, even before the expiration of the grace or notice periods provided for in this Lease, if under particular circumstances then existing the allowance of such grace or the giving of such notice will prejudice or will endanger the rights and estate of Lessor in this Lease and in the Premises.

Section 4.11 - Signs:

Lessee shall not affix, paint, erect or inscribe any sign, projection, awning, signal or advertisement of any kind to any part of the Premises or building, including without limitation, the inside or outside of windows or doors, without Lessor’s written permission. In the event of violation of the foregoing, Lessor may, at his sole option, treat such violation as an event of default hereunder. In addition, Lessor may remove such lettering without any liability and may charge the expense incurred by such removal to the Lessee and/or sublessee. Lessee shall have the right from time to time during the term of the Lease to erect signs and maintain such signs in such places as may be approved by Lessor in writing, but any such sign must be aesthetically compatible with the leased building, and of a size and type uniformly permitted by Lessor for other tenants in the business park, and the prior written consent of Lessor as to the design and working of the sign must be obtained. No sign may be erected that will structurally impair or affect the leased building. Each and every sign erected by Lessee shall be removed by the expiration of the Lease term and the building repaired and restored where such sign was attached to as good condition as before the sign was installed.

Section 4.12 - Brokerage:

Lessee represents and warrants that neither Lessee nor any of Lessee’s representatives, employees or agents has dealt or consulted with any real estate broker in connection with this Lease. Without limiting the effect of the foregoing, Lessee and Lessor hereby agree to indemnify and hold each other harmless against any claim or demand made by any other real estate broker or agent claiming to have dealt or consulted with Lessee or Lessor or any of Lessee’s or Lessor’s representatives, employees or agents contrary to the foregoing representation and warranty.

Section 4.13 - Entire Agreement:

This Lease contains the entire agreement between Lessor and Lessee with respect to the Premises and extinguishes all prior negotiations with respect thereto. No modification hereof shall be valid unless it is in writing and signed by both Lessor and Lessee.

Section 4.14 - Effect and Construction:

The provisions of this Lease shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns. The underlined Section headings are inserted for convenience of reference only and shall not be deemed to limit or expand upon any of the provisions of this Lease.

Section 4.15 - Subordination to Mortgage:

Subject to the non-disturbance rights provided below, this Lease shall automatically be subject and subordinate to any first mortgage on the fee simple title of Lessor in the Premises and to any renewal, extension, modification or replacement thereof, provided, however, that in the event of a default under such mortgage, no proceeding to foreclose the same shall disturb Lessee’s possession or use of the Premises, so long as Lessee is not in default under this Lease, subject to any applicable notice and/or cure period provided herein. In addition, in the event that any such first mortgagee becomes the owner of the Premises, whether by foreclosure or otherwise, Lessee agrees to attorn to such lender with respect to its obligations under this Lease. Lessee agrees to execute from time to time, within ten (10) days request by Lessor, reasonable Subordination, Non-Disturbance and Attornment Agreements in favor of any lender now or hereafter having a mortgage lien on all or any portion of the Premises, provided Lessee receives the non-disturbance rights set forth above. Lessee agrees to negotiate any necessary changes to any lender’s form of Subordination, Non-Disturbance and Attornment Agreement expeditiously and in good faith.

Section 4.16 - Operating Expenses:

Lessee shall be responsible for all “Operating Expenses” for the Building. “Operating Expenses” means all expenses, costs and disbursements of every kind and nature in connection with the ownership and/or operation of the Building. By way of explanation and clarification, but not by way of limitation, these Operating Expenses will include roof repairs, casualty and liability insurance, parking lot maintenance, painting, preventative maintenance, electric for common areas, water and sewer, miscellaneous repairs, and capital improvements mandated by governmental authorities.

Section 4.17 - Real Estate Taxes:

(a) As further Rent in addition to the Rent hereinabove mentioned, Lessee shall pay all governmental taxes, assessments, levies, and all other impositions, general and special, ordinary and extraordinary, of every kind and nature whatsoever, imposed at any time during the Term of this Lease, upon or against the Building or any part thereof, or upon or against any building or improvement or any part thereof, situated thereon, or upon fixtures and personal property placed in such Building, or on or about the Premises, or upon this Lease, or upon the rent payable under this Lease including the Florida sales tax on rent under Florida Statutes Section 212.031 (or any future statute), or upon Lessor by reason of ownership of the fee underlying this Lease, except income, estate, inheritance, transfer, or change-in-ownership taxes, or any other similar taxes or impositions which may be levied or assessed against Lessor, or its successors in title but only to the extent that such assessments shall be calculated as if Lessor has availed itself of all maximum discounts available for such early payment or otherwise. All of which said taxes, assessments, levies, and other impositions to be paid by Lessee shall be paid by Lessee on or before 30 days after the date upon which the same from time to time become or may become due and payable; provided, however, that in the event such item of taxes, assessments, levies, or other impositions would become delinquent within a shorter period of time than 30 days after the date upon which the same become or may become due and payable, Lessee shall pay the same in ample time to prevent any delinquency, penalty, sale, forfeiture or interest accrual on such item, and to deliver to Lessor at all times promptly, proper and sufficient evidence of the payment and discharge of the same. If Lessee is in good faith contesting the validity of such tax, assessment, levy or other imposition through appropriate legal or administrative proceedings, Lessee shall not be deemed in default under this Lease by reason of nonpayment of such tax, assessment, levy or other imposition until or unless the validity and legality thereof have been established by the Property Appraisal Adjustment Board of Miami-Dade County or by the final judgment of a court of competent jurisdiction, whichever shall occur first, provided that prior to the institution of any such proceeding by Lessee, or immediately after the institution of any such proceeding by Lessee, or immediately after the institution thereof by any taxing authority or any one other than Lessee, but within the time specified in this Lease for payment of such taxes, assessments, levies or other impositions, whichever shall first occur, Lessee shall procure upon ten (10) days after written notice from Lessor or as required by the taxing authority and give Lessor a good and sufficient surety bond in an amount adequate and conditioned to indemnify and save harmless Lessor from any loss, cost, damage, or expense resulting or to result from failure of Lessee to pay such tax, assessment, levy or other imposition. The bond shall have as surety thereon a reputable surety company licensed to do business in the State of Florida and then holding a certificate of authority from the Secretary of Treasury under 6 United States Code Annotated Section 6-13 for a net retained risk not to excess of the bond amount, and shall be in a form approved in advance by Lessor. In addition to the foregoing obligations of Lessee, the costs of any such contest or proceedings shall be borne exclusively by Lessee.

(b) Lessee shall be required to pay only a pro rata share based on the Term of the Lease of the taxes for the calendar year in which the Lease commences and expires. Lessee shall pay to Lessor one month prior to the expiration of this Lease or at the time of termination if the Lease term ends sooner, the pro rata share to date of expiration or termination of the Lease of all taxes, assessments, levies, and other impositions based, to the extent that such taxes, assessments, levies, and other impositions are then unknown, on the previous year’s amounts; provided, however, that Lessee shall pay in full any assessments relating to its period of occupancy for special improvements completed on the date of expiration or termination of this Lease whether or not all installments of such assessments are due.

(c) Lessor may, at its option choose to appeal or settle the tax assessment applicable to the Building. In the event it chooses to do so, it shall be entitled to reimbursement from Lessee for any reasonable attorneys’ fees and other professional fees and costs incurred in appealing or settling the assessment to the extent such fees or costs are not otherwise recoverable by Lessor. These fees and costs shall be credited by Lessor against any tax savings which may be obtained as a result of any tax appeal or settlement. The remaining tax savings, if any, shall be credited against any outstanding sums due to Lessor from Lessee. The balance of any remaining tax savings then will be paid directly to Lessee by Lessor. In no event shall Lessee be responsible for any fees and costs in excess of any tax savings. In the event Lessor chooses not to appeal the tax assessment, Lessee shall have the option to do so, will bear all costs related to the appeal, and will be the beneficiary of any tax savings credited to the Property.

Section 4.18 - Special Provisions on Bankruptcy:

(a) If Lessee assumes this Lease and proposes to assign the same pursuant to the provisions of the Bankruptcy Code, 11 U.S.C. 101 et seq. (the “Bankruptcy Code”), to any person or entity who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to Lessee, then notice of such proposed assignment, setting forth (i) the name and address of such person, (ii) all of the terms and conditions of such offer, and (iii) the adequate assurance to be provided Lessor to assure such person’s future performance under the Lease, including, without limitation, the assurance referred to in Section 365 (b) (3) of the Bankruptcy Code, shall be given to Lessor by Lessee no later than twenty (20) days after receipt by Lessee, but in any event no later than ten (10) days prior to the date that Lessee shall make application to a court of competent jurisdiction for authority and approval to enter into such assignment and assumption, and Lessor shall thereupon have the prior right and option, to be exercised by notice to Lessee given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person, less any brokerage commissions which may be payable out of the consideration to be paid by such person the assignment of this Lease.

(b) Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code, 11 U.S.C. 101 et seq., shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall upon demand execute and deliver to Lessor an instrument confirming such assumption.

(c) Notwithstanding anything in this Lease to the contrary, all amounts payable by Lessee to or on behalf of Lessor under this Lease, whether or not expressly denominated as rent, shall constitute rent for the purposes of Section 502(b)(7) of the Bankruptcy Code, 11 U.S.C. 502(b)(7).

Section 4.19 - Name “Miami Lakes”:

Lessee acknowledges that the name “Miami Lakes” is the property of Lessor, and Lessee agrees not to use such name in the business name, trade name or corporate name of Lessee at any time during the term of this Lease except with the written consent of Lessor.

Section 4.20 - Rules and Regulations:

Lessor reserves the right to make such reasonable rules and regulations (Exhibit “A”) applicable to all lessees within Miami Lakes Business Park West of which the Premises are a part as in Lessor’s judgment may from time to time be needful for the safety, protection, care and cleanliness of the Premises, and for the comfort and in the best interests of all of the lessees in Miami Lakes Business Park West, and such rules and regulations so made shall be binding upon Lessee and Lessee’s employees. Lessee and Lessee’s employees will at all times observe, perform, and abide by said rules and regulations.

Section 4.21 - Additions by Lessor:

It is agreed that Lessor shall have the right and privilege to construct additions to the building of which the Premises are a part, and to make such alterations and repairs to portions of the building not under Lease to Lessee as Lessor may deem wise and advisable without any liability to Lessee for doing so. Any addition made to the Property shall not reduce the size of Lessee’s Premises, comprising 53,300 square feet and 213 parking spaces.

Section 4.22 - Severability:

If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby and each other term, covenant and condition of this Lease shall be valid, and be enforced, to the fullest extent permitted by law.

Section 4.23 - Right to Relocate Lessee: This Section is intentionally left blank.

Section 4.24 - Early Occupancy:

If Lessee, with Lessor’s consent, occupies the Premises before the beginning of the lease term, as provided in Section 1.0, all provisions of this Lease shall be in full force and effect commencing upon such occupancy, and rent for such period shall be paid by Lessee at the same rate herein specified. Such early occupancy shall not alter the Lease Term.

Section 4.25 - Time:

Time is of the essence in all the terms, provisions, covenants and conditions of this Lease.

Section 4.26 - Control of Common Areas and Garage Facilities by Lessor:

(a) All automobile parking areas, driveways, entrances and exits thereto, and other facilities furnished by Lessor including pedestrian walkways and ramps, landscaped areas, stairways, corridors, common areas and other areas and improvements provided by Lessor for the general use, in common, of tenants, their officers, agents, employees, servants, invitees, licensees, visitors, patrons and customers, shall be at all times subject to the exclusive control and management of Lessor, and Lessor shall have the right from time to time to establish, modify and enforce reasonable rules and regulations with respect to all facilities and areas and improvements and to police same; from time to time to change the area, level and location and arrangement (but not the number) of parking areas and other facilities herein referred to; to restrict parking to tenants, their officers, agents, invitees, employees, servants, licensees, visitors, patrons and customers; to close all or any portion of said areas or entrances and exits by means which are considered by Lessor’s counsel to be legally sufficient to prevent a dedication thereof or the accrual of any rights to any person or the public therein, provided that Lessee’s ingress and egress to the Premises shall be retained and protected; to close temporarily all or any portion of the public areas; and to do and perform such other acts in and to said areas and improvements as, in the sole judgement of Lessor, Lessor shall determine to be advisable with a view to the improvement of the convenience and use thereof by tenants, their officers, agents, employees, servants, invitees, visitors, patrons, licensees and customers, provided Lessor takes steps to minimize as much as is reasonably possible any adverse affect to Lessee’s ingress and egress. Lessor will operate and maintain the common areas and other facilities referred to in such reasonable manner as Lessor shall determine from time to time. Without limiting the scope of such discretion, Lessor shall have the full right and authority to designate a manager of the parking facilities and/or common areas and other facilities who shall have full authority to make and enforce rules and regulations regarding the use of the same or to employ all personnel and to make and enforce all rules and regulations pertaining to and necessary for the proper operation and maintenance of the parking areas and/or common areas and other facilities. Reference in this Section to parking areas and/or facilities shall in no way be construed as giving Lessee hereunder any right and/or privileges in connection with such parking areas and/or facilities unless such rights and/or privileges are expressly set forth in this Lease.

(b) Lessee acknowledges that parking on the adjacent streets or neighboring properties is not permitted by Lessor. In the event Building’s parking is inadequate, Lessee agrees to work with Lessor to rectify the parking shortfall in an expeditious manner. Said resolution may entail the design, permitting, and construction of a parking deck (“Deck”). Lessee agrees that it will be responsible for paying for the Deck. The cost to Lessee will be calculated taking the total parking deck facilities cost and amortizing that cost over a 20-year period at a ten percent (10%) interest rate. Additionally, Lessee shall be responsible for the cost to maintain the Deck as well as any additional real estate taxes associated with the Deck.

Section 4.27 - Preparation of Premises:

(a) Lessee accepts the Premises in “As Is” condition upon vacating of existing tenant. Lessee shall, at its sole cost, construct improvements in the Premises in accordance with Exhibit “B”.

(b) Lessee, at Lessee’s sole cost and expense, shall be responsible for the selection of a licensed and insured contractor to install plenum-rated cable and wiring for voice and data systems. Said contractor is currently required by the Town of Miami Lakes to obtain a permit for such installation and work. All voice and data work is required to be completed, inspected and approved by the Town of Miami Lakes prior to the final inspections for the Lessee improvement work and issuance of a Certificate of Occupancy. Delays in the issuance of a Certificate of Occupancy caused by delays in installation of cable and wiring by Lessee’s vendors shall be considered a Lessee delay and shall not delay the commencement of the Lease. Upon the expiration of this Lease, Lessee, at its sole cost and expense, shall remove all voice and data system cable and wiring from the Premises. If Lessee does not remove said cable and wiring, Lessee agrees that Lessor may remove same and deduct the cost of the removal from the security deposit.

Section 4.28 - Singular / Plural:

As used in this indenture of lease and when required by the context, each number (singular or plural) shall include all numbers, and each gender shall include all genders; and unless the context otherwise requires, the word “person” shall include “corporation, firm or association”.

Section 4.29 - Security Systems:

(a) Lessor, at its sole discretion, determination and option, may enter into a contract or otherwise provide or make arrangement for the providing of a security service system which may include security guards and/or electronic devices. In the event that Lessor elects to obtain such a security system or systems, then Lessee shall pay its proportionate share of the expense. Lessee’s proportionate share of the expense shall be determined by taking the total square footage of Lessee’s Premises as a numerator and dividing that by the total square footage of the buildings served by that security system, as the denominator, and then multiplying that by the annual cost of the service or system. Lessee shall pay its proportionate share on a monthly basis together with its rental payment.

(b) Lessor is not an insurer and shall in no way be responsible for the performance of the obligations of the security guards, and Lessee hereby releases Lessor from any claims of any nature whatsoever in connection with the furnishing of security guard services and for any losses arising out of the negligent performance or non-performance of said guard services. Insurance, if any, for any type of loss shall be obtained by Lessee. Lessee further acknowledges that should said services be provided on a negligent basis, that its sole and exclusive remedy shall be to seek recovery against the security service company.

Section 4.30 - Covenants. Representations and Warranties Concerning Environmental Laws Compliance and Hazardous Waste Compliance:

Lessee hereby covenants with Lessor and represents and warrants to Lessor as follows:

(a) Lessee will strictly comply, at its sole cost and expense, with any and all applicable federal, state and local environmental laws, rules, regulations, permits and orders affecting the Premises and the business operations conducted on the Premises, whether now in effect or as may be promulgated hereafter, and as may be amended from time to time (hereinafter referred to as “Environmental Laws”), and Lessee will obtain and strictly comply with, at its sole cost and expense, all federal, state and local permits and other governmental approvals in connection with Lessee’s use and occupancy of the Premises. Lessee acknowledges that Lessor makes no representations, express or implied, concerning the availability or likelihood of obtaining any required permits or approvals for Lessee to conduct its business operation on the Premises.

(b) Lessee agrees not to store in, on or outside of the Premises any hazardous materials of any type, as defined by any local, state or federal agency, or any other toxic, corrosive, reactive, or ignitable material without the written consent of Lessor.

(c) Lessee agrees to document all hazardous waste disposal, if any, and to keep the same on file for five years and to document the same by one of the following types of documentation; A hazardous waste manifest; a bill of lading from a bonded hazardous substance transporter showing shipment of a licensed hazardous waste facility; or a confirmation of receipt of materials from a recycler, a waste exchange operation, or other permitted hazardous waste management facility.

(d) Without limiting the generality of Paragraph (a) of this Section, Lessee, as its sole cost and expense, will strictly comply with any and all applicable Environmental Laws relating to the generation, recycling, re-use, sale, storage, handling, transport, disposal and presence of any “Hazardous Materials” (as hereinafter defined) on the Premises. As used in this Section, the term “Hazardous Materials(s)” shall mean any substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, contaminants”, or other pollution under any applicable Environmental Laws. Notwithstanding anything to the contrary contained herein, Lessor’s consent to any action by Lessee shall not operate to relieve Lessee of the obligation to comply with all of the provisions of this Section. Lessee will not permit or allow, and will take all actions necessary to avoid, the occurrence of any spills, releases or discharges of Hazardous Materials on or off the Premises as a result of any construction on or use of the Premises. Lessee shall promptly advise Lessor in writing immediately upon becoming aware of (i) the existence of any spills, releases or discharges of Hazardous Materials that occur on or unto the Premises, or off the Premises as the result of any construction on or use of the Premises, and of any existing or threatened violation of this Section; (ii) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened by any governmental authority with respect to the Property from time to time under any applicable Environmental Laws; (iii) any and all claims made or threatened by any nongovernmental party against Lessee or the Property relating to damage, contribution cost, recovery, compensation, loss or injury resulting from any Hazardous Materials or any violation of applicable Environmental Laws; and (iv) Lessee’s discovery of any occurrence or condition and any real property adjoining or in the immediate vicinity of the Property that could cause the Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of the Property under any Environmental Laws. Lessee acknowledges that it has inspected the Premises and has undertaken all appropriate inquiry into the present and past uses of the Premises consistent with good commercial practice to minimize potential liability for violations of any and all Environmental Laws.

(e) Without Lessor’s prior written consent, Lessee shall not enter into any settlement, consent or compromise with respect to any “Environmental Claim(s)”, as hereinafter defined, provided, however, that Lessor’s prior consent shall not be necessary for Lessee to take any remedial action if ordered by a court of competent jurisdiction or if the presence of Hazardous Materials at the Property poses an immediate, significant threat to the health, safety or welfare of any individual who otherwise requires an immediate remedial response. As used in this Section, “Environmental Claim(s)”, shall mean any claim(s) or cause(s) of action resulting from the failure of Lessee or the Premises to comply with any Environmental Law relating to Hazardous Materials, industrial hygiene or environmental conditions. In any event, Lessee shall promptly notify Lessor of any action so taken.

(f) Without limiting the generality of Paragraph (a) of this Section at all times during the term of this Lease and any renewals or extensions hereof, Lessee, at its sole costs and expense, shall comply with any and all applicable laws, regulations, ordinances, permits and orders regulating the type and quantity of waste that may be discharged into the sanitary sewer system serving the Premises, including, but not limited to, all rules, regulations, permits, and orders of the Miami Dade Water and Sewer Authority, or its successor.

(g) Lessee agrees that Lessor and Lessor’s agents and independent contractors may enter and inspect the Premises at any time, by providing 24 hours prior notice, and from time to time, to verify that Lessee’s operations on the Premises do not violate any of the provisions of this Section and that they comply with any and all applicable Environmental Laws. Such entry, except in the case of an emergency, shall only be permitted if an appropriate officer of Lessee is present. Lessor may obtain, from time to time, reports from Licensed professional engineers or other environmental scientists with experience in environmental investigations and may require Lessee to permit such licensed professional engineers or other environmental scientists to conduct complete and thorough on-site inspections of the Premises, including without limitation, sampling and analysis of the soil, surface water, groundwater and air, to determine whether Lessee is in compliance with the provisions of this Section and all Environmental Laws. Lessee and its agents shall cooperate with Lessor and its agents in connection with the conduct of such investigations. In the event such investigations disclose that Lessee is in default under this Section, Lessee shall, immediately, upon demand, reimburse Lessor for all costs and expenses of investigations; moreover, Lessor may, at its option, undertake such steps as it deems necessary to cure such default and to bring the Premises into compliance with the terms of this Section, and Lessee shall, immediately upon demand, reimburse Lessor for all costs and expenses incurred in curing such default and bringing the Premises into compliance with the terms of this Section.

(h) Lessee shall indemnify and hold Lessor harmless from and against any and all claims, demands, damages, losses, liens, liabilities, penalties, fines, lawsuits and other proceedings, costs, and expenses (including without limitation reasonable attorney’s fees and costs at trial and all appellate levels), arising directly or indirectly from or in any way connected with: (i) the presence, or use, generation, treatment, sale or storage on, under or about the Premises of any Hazardous Substance on the Premises, whether or not expressly approved by Lessee in writing or otherwise; (ii) any violation or alleged violation of any Environmental Law, including but not limited to violations of the Federal Comprehensive Environmental Response Compensation and Liability act of 1980 and regulations promulgated thereunder, as the same may be amended from time to time; (iii) the costs of any necessary inspection, audit, cleanup or detoxification of the Premises under any Environmental Laws, and the preparation and implementation of any closure, remedial or other required plans, consent orders, license application or the like; or (iv) any default by Lessee under this Section. All sums paid and costs incurred by Lessor with respect to any Environmental Claim or any other matter indemnified against hereunder shall be due and payable by Lessee immediately upon demand. If after demand Lessee fails to pay any sums due pursuant to this indemnification, such sums shall bear interest at the highest rate then permitted by applicable law, from the date so paid or incurred by Lessor until Lessor is reimbursed by Lessee. The indemnification contained herein shall survive the termination of the leasehold estate created hereby and any assignment by Lessor of its rights under this lease.

(i) Any breach of covenants, representations or warranties contained in this Section which remain uncorrected for a reasonable time after written notice from Lessor, included but not limited to the occurrence of any environmental claim, violation of Environmental Laws, or spills, release or discharges of Hazardous Materials on or about the Premises shall constitute a default under this Lease, and shall entitle Lessor to immediately terminate this Lease. No waiver of any breach of any provision of this Section shall constitute a waiver of any preceding or succeeding breach of the same, or any other provisions hereof.

(j) Notwithstanding the foregoing, anything contained herein to the contrary, Lessee shall not be responsible or liable for, nor shall it be required to indemnify Lessor for any Environmental claims or other items contained in said section unless such Environmental claims or costs and expenses in connection therewith are the result of the actions or inactions of Lessee, and/or its employees, contractors, or invitees.

Section 4.31 - Liability Limitation:

Notwithstanding anything to the contrary contained in this Lease, in the event of any default or breach by Lessor (which shall include any mortgagee of Lessor that has succeeded to the interest of the Lessor hereunder), Lessee shall look solely to the interest of Lessor (or any successor to Lessor) in the Premises and Building for the collection of any judgment (or any other judicial procedures requiring the payment of money by Lessor) and no other property or assets of Lessor shall be subject to levy, execution or other procedures for satisfaction of Lessee’s remedies.

Section 4.32 - Waiver of Trial By Jury:

It is mutually agreed by and between Lessor and Lessee that the respective parties hereto shall and hereby do waive Trial By Jury in any action, proceeding, or counterclaim brought by either party hereto against the other on any matters arising out of or in any way connected with this Lease.

Section 4.33 - Exterior Painting/Site Clean Up:

(a) Lessee, at its sole cost and expense, will pressure clean and paint the exterior of the Building using colors and materials to be approved by Lessor no later than September 1, 2007.

(b) Lessee, at its sole cost and expense, will remove the pile of fill and Australian Pine tree located at the northeast end of the Property.

Section 4.34 - Restoration Obligations:

(a) Upon the termination or expiration of the Lease (whether based upon default or otherwise), Lessee shall, at its sole cost and expense, restore the Premises (including the parking area) to the shell condition existing on the plans by Sackman2, Inc. dated October 23, 1995 (“Restoration Plans”) which Lessee acknowledges it has received from Lessor and in accordance with (n) below. This work, to be performed in accordance with the Restoration Plans to completion, shall be referred to in this Lease as the “Restoration Work”.

(b) In the event Lessee has not completed said restoration prior to the earlier of (such earlier date hereinafter referred to as the “Restoration Date”): (i) the termination or expiration of this Lease, or (ii) the termination of possession of the right to possession of the Premises based upon default under this Lease, Lessee shall be responsible for payment of the cost of completing the restoration within five (5) days after the Restoration Date. Said cost shall be an amount reasonably determined by a licensed contractor and/or licensed architect reasonably selected by Lessor (“Estimated Amount”). After completion of the restoration, to the extent that the remainder of the actual restoration cost exceeds the Estimated Amount, Lessee will reimburse Lessor for such additional amount upon presentation of a reasonable accounting of the actual restoration cost and demand therefore. To the extent the amount necessary to complete the restoration is less than the Estimated Amount, Lessor shall promptly refund such difference to Lessee. All sums not paid to Lessor when required under this Section shall bear interest at the Default Rate from and after the date the same are due. The restoration costs shall include any and all reasonable costs incurred by Lessor for restoration of the Property, including all engineering, construction, architectural and consultant costs (plus 10% of such costs incurred, including, but not limited to, the cost of labor for the supervisory services of Lessor), including, but not limited to, the reasonable cost of counsel incurred by Lessor in connection with the restoration costs, as well as rent on the Premises for the entire restoration period at the same monthly rental rate charged during the final year of the Lease Term. As set forth in this Lease, the Restoration Work and the obligation to pay the Estimated Amount shall be collectively referred to as the “Restoration Obligations”. The obligations set forth herein shall survive termination and/or expiration of this Lease and/or the right of possession to the Premises.

(c) The work to be performed to complete the restoration must be in accordance with plans and specifications to be delivered to Lessor for Lessor’s prior review and approval. Prior to the work, the Restoration Plans shall have been approved by all applicable governmental authorities. Prior to commencement of the Restoration Work, Lessee must provide Lessor with a true and correct copy of a validly issued building and demolition permit for the work and such other approvals, authorizations and permits required by the applicable governmental authorities and Lessor, and in accordance with all applicable federal, state, and local laws, rules and regulations. At all times, the Restoration Work must comply with all terms and provisions of any insurance policy covering or applicable to the Property and with the requirements of any national or local Board of Fire Underwriters having jurisdiction over the Property.

(d) The Restoration Work must be performed by a General Contractor acceptable to Lessor. Prior to commencement of the Restoration Work, Lessee shall provide Lessor with the following from the General Contractor:

(1)	Proof of Florida’s Contractor’s License

(2)	Proof of Insurance

(3)	List of references and prior projects of a similar scope

(4)	Financial statements

(5)	Such other information as Lessor shall reasonably request

Lessor’s approval of any General Contractor shall be in Lessor’s reasonable discretion based on such party’s financial condition and ability to diligently and continuously complete the Restoration Work in a good and workmanlike manner, in accordance with good industry practices and applicable laws.

(e) Prior to commencement of the Restoration Work, Lessee shall procure, at its sole cost and expense, and a policy of broad form builder’s risk insurance providing all-risk coverage acceptable to Lessor, in the amount of $10,000,000.00. Prior to the commencement of the Restoration Work, Lessee will provide a certified copy of the policy for such insurance to Lessor and a certificate in form acceptable to Lessor naming Lessor as an additional insured thereunder. The certificate shall contain, among other things, an agreement to provide Lessor with not less than thirty (30) days prior notice before cancellation or modification of the coverage afforded thereunder. Such insurance shall be continuously maintained until completion of the Restoration Work. In addition, Lessee shall be responsible for any and all loss or damage to all or any portion of the Property of any kind or nature whatsoever, including casualty, water damage, vandalism, theft, and malicious mischief, except to the extent caused by the gross negligence or willful misconduct of Lessor. To the extent of any loss or damage paid for by Lessor’s hazard insurance for the Property, Lessee shall be responsible for reimbursement to Lessor for the deductible amount under such insurance and shall reimburse Lessor therefore upon demand. Lessee shall be responsible for securing the Property.

(f) During the Restoration Work, Lessee shall maintain the Comprehensive General Liability Insurance required in the Lease.

(g) Upon completion of the Restoration Work, Lessee shall provide Lessor with final releases of lien from the General Contractor and all sub-contractors and suppliers involved with the construction of the Restoration Work, and a fully executed “Affidavit fro Final Payment” from the General Contractor. In addition, upon completion of the Restoration Work, Lessee will provide to Lessor such other documents and information as Lessor shall reasonably require.

(h) Lessee hereby agrees to indemnify and hold Lessor harmless from and against any and all loss, cost, damage and expense, including reasonable attorneys’ fees at trial and all appellate levels, incurred or sustained by Lessor arising from or as a result of the Restoration Work or Lessee’s failure to timely comply with the Restoration Obligations, unless caused by the gross negligence or willful misconduct of Lessor. Lessor shall have no responsibility or liability whatsoever for any loss or damage to any of Lessee’s improvements, fixtures or equipment installed or left on the Property.

(i) Lessee shall not permit or perform any act, nor is Lessee authorized to make any contract which may create or be the foundation for any lien or other encumbrance upon any portion of the Property. If, because of any act or omission of Lessee, any employee, agent or contractor of Lessee, or otherwise as a result of or in connection with any work on or within the Property (including Restoration Work) any mechanic’s or other lien, charge or order for the payment of money or other encumbrance shall be filed against Lessor and/or any portion of the Property (whether or not such lien, charge, order or encumbrance is valid or enforceable), Lessee shall, at its own cost and expense, cause the same to be discharged of record, bonded or transferred to other security as provided by Florida law so as to free title to the Property of any claim or alleged claim of Lien within ten (10) days after notice to Lessee of the filing thereof. In the event a lien or claim of lien is filed against the Property, the same shall be, if not satisfied of record within the time period provided above, transferred to security pursuant to Florida Statutes 713.24. Notwithstanding anything herein to the contrary, in the event that a lien or claim of lien is filed against the Property as a result of any act or omission of Lessee, any employee, agent or contractor of Lessee, or otherwise as a result of or in connection with any work on or within the Property (including Restoration Work), Lessee shall indemnify and save harmless Lessor, against and from all reasonable costs, liabilities, suits, penalties, claims and demands, including reasonable counsel fees and appellate counsel and legal assistant fees resulting therefrom. In the event Lessee fails to comply with the foregoing provisions of this section, Lessor shall have the option of discharging or bonding any such lien, charge, order or encumbrance, by payment or otherwise, and Lessee agrees to reimburse Lessor for all costs, expenses and other sums of money in connection therewith on demand. All sums not paid to Lessor shall bear interest at the Default Rate. All laborers, mechanics, and materialmen are hereby placed on notice that in connection with improvements made to the Property by, through or under Lessee, no such lien claimant shall have a right to claim a lien against any property of Lessor, including the Property and the Land, pursuant to Florida Statutes Chapter 713 or otherwise, and all such parties may be put on record notice of the provisions of this paragraph by the recordation, at Lessor’s option, of a memorandum of the obligations contained in this Section in the Miami-Dade County public records, and Lessee shall execute and acknowledge such a memorandum if requested.

(j) Except to the extent caused by the gross negligence or willful misconduct of Lessor, Lessee hereby agrees to indemnify and hold Lessor harmless from and against any and all claims by or on behalf of any person or entity, and any and all liability, cost, damage or expense sustained or incurred by Lessor (including any damage to any person or property), arising from or relating to: (i) any work or thing whatsoever done or not done on the Property by Lessee or any of its agents, contractors, servants, employees, licensees or invitees, including the Restoration Work; (ii) any breach or default by Lessee in performing any of its obligations under this Section or applicable law, or (iii) any negligent or intentional act of Lessee or any of its agents, contractors, servants, employees, licensees or invitees as well as from and against all expenses and liabilities incurred in connection with any such claim or any action or proceeding brought thereon (including, by way of example rather than of limitation, the fees of attorneys, litigation expenses, investigations and experts), all regardless of whether such claim is asserted before or after the expiration of this Lease.

(k) Notwithstanding the payment of the cost of the Restoration Work by Lessee, the indemnification provisions set forth in this Section shall continue in full force and effect. The obligation of Lessee to reimburse Lessor for the cost of the Restoration Work is in addition to all other costs and liabilities of Lessee under the Lease which shall survive payment of the cost of the Restoration Work and Restoration Date.

(1) Lessee’s rights under this Section must be carried out so as not to cause or permit any loud or unreasonable disturbances to emanate from the Property, and so as not to disturb, annoy or otherwise unreasonably interfere with the use or enjoyment of other property, tenants or visitors of Lessor. In connection with Lessee’s exercise of its rights hereunder, Lessee shall comply with all restrictions applicable to the Property and with all rules and regulations established by Lessor for the Property. At all times, Lessor retains the right to enter upon the Property. This Section and all the provisions contained herein shall be governed by and construed in accordance with the laws of the State of Florida. In the event any provision of this Section is prohibited, unenforceable or invalid under the laws of any jurisdiction, including those of the State of Florida, such prohibition, unenforceability or invalidity shall not in any manner affect the unenforceability or invalidity of the remaining provisions hereof. This Section shall be binding upon Lessee and its successors and assigns, jointly and severally, and shall inure to the benefit of Lessor, its successors and assigns.

(m) In the event of any dispute in connection with this Section, the prevailing party shall be entitled to recover reasonable attorney’s fees and costs, at trial and all appellate levels (including all fees and costs in connection with any bankruptcy).

(n) By way of clarification and not limitation, the following shall be a part of the Restoration Work:

(1)	Courtyard: Remove all slabs, foundations, antennas, chillers and piping, FPL Transformers, and generators. The storm drainage must be restored to its original configuration as shown on the paving & drainage drawing ML958 dated 5-15-96 or as determined by Lessor. Also, add one new catch basin at the middle west area and a section of solid pipe connecting it to the existing catch basin at the SW corner of the courtyard. Regrade the entire courtyard and lay new asphalt paving.

(2)	Courtyard Fence and Dumpster: Fence and Dumpster are to remain. The asphalt inside the fence can be regraded without affecting the fence.

(3)	Fire Sprinklers: Remove all piping inside the Building. If allowed by the fire department, cap the fire main at the exterior of the Building, leaving the backflow and the piping between the backflow and the Building intact.

(4)	Privacy Screen Ficus Hedge: Remove the Ficus hedge between Phase I and the future Phase II expansion. The row of Oak trees remain.

(5)	Environmental Statement: Provide written statement that there are no hazardous spills or other environmental issues.

(6)	Roof Top A/C units: Remove the 2ea 20 ton package a/c units and restore concrete roof structure to original design. Restore the typical A/C curbs, a/c electrical stubs, and exhaust fan jacks to original configuration.

(7)	Roofing: Sky LA added insulation and a second layer of roofing. Due to the fact that a large number of patches must be made at the restored A/C Curbs and that fact that we can not reroof over the existing roof because there are already two layers of roofing, all the roofing and insulation should be removed and a new 4 ply built up modified bitumen roofing system with a mineral surfaced polyester cap sheet to be installed. Lessee shall be responsible for maintaining the roof until it has been replaced.

Section 4.35 - Use of Expansion Property:

(a) Lessee acknowledges that Lessor intends to expand the Property in a manner similar to Phase 2 shown on the site plan attached as Exhibit “C”. This expansion will share the service court of Lessee’s Premises.

(b) Lessor will permit Lessee to utilize the undeveloped property until such time that Lessor commences with the expansion provided that Lessee pays for all associated real estate taxes and operating expenses. Lessor shall provide Lessee with one hundred eighty (180) days notice of its intention to expand.

(c) Provided Lessee is not in default of any of the terms and conditions of this Lease, Lessee shall have the first opportunity to lease Phase 2 as it becomes available for lease upon terms and conditions to be agreed upon by Lessor and Lessee (“First Opportunity”). Lessee shall have thirty (30) days from Lessor’s notice of availability to elect to exercise this right in which event the Lease for same shall commence the earlier of thirty (30) days after election or upon Lessor obtaining a Certificate of Completion for Phase 2. In the event Lessee declines or fails to elect to lease such space or the parties can not mutually agree on the terms and conditions, then the First Opportunity is automatically terminated. This First Opportunity is not transferable. In the event of a sublease or assignment, this right shall become null and void.

Section 4.36 - Previous Lease Cancellation:

Provided Lessee has vacated the Premises, the Lease between Lessor and Lessee, dated October 18, 2004 and amended May 12, 2006 for the premises located at 8100 Oak Lane, Miami Lakes, FL 33016, consisting of 10,892 rentable square feet, shall become null and void as of December 31, 2006, and thereafter both parties shall be relieved of their responsibilities and obligations and rights under that prior lease except for a final accounting.

Section 4.37 - Option to Renew:

(a) Provided Lessee is not in default of any of the terms and conditions of this Lease, Lessee shall have the option to extend this Lease for one (1) period of ten (10) years beginning immediately after the end of the original lease Term, upon the same terms and conditions (excluding any occupancy concessions or tenant improvements) of this Lease. To exercise such option, Lessee shall give written notice to Lessor at least one hundred eighty (180) days before the end of the original Lease Term. The Base Rent for the option period shall be as follows:

PERIOD	MONTHLY RENT	TAX*	TOTAL
January 1, 2014 through December 31, 2014	$59,538.28	$4,167.68	$63,705.96
January 1, 2015 through December 31, 2015	$62,217.50	$4,355.23	$66,572.73
January 1, 2016 through December 31, 2016	$65,017.29	$4,551.21	$69,568.50
January 1, 2017 through December 31, 2017	$67,943.07	$4,756.01	$72,699.08
January 1, 2018 through December 31, 2018	$71,000.51	$4,970.04	$75,970.54
January 1, 2019 through December 31, 2019	$74,195.53	$5,193.69	$79,389.22
January 1, 2020 through December 31, 2020	$77,534.33	$5,427.40	$82,961.73
January 1, 2021 through December 31, 2021	$81,023.37	$5,671.64	$86,695.01
January 1, 2022 through December 31, 2022	$84,669.42	$5,926.86	$90,596.28
January 1, 2023 through December 31, 2023	$88,479.55	$6,193.57	$94,673.12

*	A11 sales, use, or similar taxes now or hereinafter imposed on the payment of rent by Lessee, whether federal, state, or local, which is currently 7.0%.

(b) In the event this Lease has been assigned or all or any portion of the Premises has been sublet, this option shall automatically become and be deemed null and void and neither Lessee nor any assignee or subtenant shall have the right to exercise such option during the term of such assignment or sublease.

Section 4.38 - RADON GAS DISCLOSURE STATEMENT:

RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT.

EXECUTED as of the date first above written in several counterparts, any one of which shall be deemed an original, but all constituting only one instrument.

LESSOR

Signed in the presence of:	THE GRAHAM COMPANIES, a Florida corporation

/s/ Jacqueline Milian	By:	/s/ Carol G. Wyllie
Carol G. Wyllie
	Title:	Executive Vice-President

/s/ Diane Little	Attest:	/s/ Robert S. Whitehead
(As to Lessor)		Robert S. Whitehead
	Title:	Assistant Secretary

(LESSOR’S CORPORATE SEAL)

LESSEE

BANKUNITED, FSB

/s/ Lisette Fuste	By:	/s/ Robert A. Marsden

	Title:	EXECUTIVE VP

/s/ Ivonne Paez	Attest:
(As to Lessee)
Title:

(LESSEE’S CORPORATE SEAL)